UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

FNBH BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      Departure of Principal Officer

On June 1, 2009, Janice B. Trouba retired as Senior Vice President and Chief Financial Officer of FNBH Bancorp, Inc. (the "Registrant") and its wholly owned subsidiary, First National Bank in Howell ("Bank"). Ms. Trouba's retirement is currently expected to be effective June 15, 2009.

(c)      Appointment of Principal Officer

On June 4, 2009, the Registrant hired Mark Huber to assume the role of Chief Financial Officer of the Registrant and the Bank, subject to receipt of requisite federal bank regulatory approval. Mr. Huber, age 41, has spent the past 15 years with the public accounting firm of Plante & Moran, with a specialty working with financial institutions and experience serving as an interim Chief Financial Officer.

There are no arrangements or understandings between Mr. Huber and any other person pursuant to which he was selected as an officer of the Registrant or the Bank. Mr. Huber is not related to any executive officer or director of the Registrant or the Bank.

There have been no transactions since January 1, 2008, nor are there any currently proposed transactions, to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Huber had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Section 404(a) of Regulation S-K.

In connection with the inception of his employment with the Registrant, subject to the receipt of federal bank regulatory approval, Mr. Huber will be offered a Management Continuity Agreement, pursuant to which he will be entitled to receive a severance payment equal to his average annual salary and average bonus (with such averages calculated in accordance with the terms of the Management Continuity Agreement) if his employment is terminated under certain circumstances in connection with a change in control of the Registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2009	FNBH BANCORP, INC. By: /s/ Ronald L. Long —————————————— Ronald L. Long Its: President & CEO